                                                                   EXHIBIT 10.39

                               REORGANIZATION AND

                            STOCK PURCHASE AGREEMENT

         Parties:

         Phoenix International Ltd., Inc.            Servers On-Line, Inc.
         500 International Parkway                   4175 Veterans Highway, Suite 405
         Heathrow, FL 32746                          Ronkonkoma, New York 11779
         Attention:  Bahram Yusefzadeh               Attention:  Kenneth J. Sole

         Kenneth J. Sole                             Richard T. Powers
         210 Paulanna Avenue                         15 Groveland Park Blvd.
         Bayport, New York                           Sound Beach, New York

         Lisa C. McGuinness                          Kenneth J. Sole & Associates, Inc.
         116 Burt Avenue                             4175 Veterans Highway
         Oceanside, New York                         Suite 405
                                                     Ronkonkoma, NY  11779

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of October 5, 1999, by and between Phoenix International Ltd., Inc., a Florida corporation ("Phoenix"); Servers On-Line, Inc., a New York corporation ("SOL"); Kenneth J. Sole & Associates, Inc., a New York corporation ("KJS"); and Kenneth J. Sole ("Sole"), Richard T. Powers ("Powers"), and Lisa C. McGuinness ("McGuinness"), each individual shareholders of SOL. Intending to be legally bound, and in consideration of the parties' respective covenants and agreements set forth below, the parties agree as follows:

1. DEFINITIONS. When used herein, the following terms shall have the following meanings:

         1.1. "Affiliate", whether or not capitalized, with respect to any natural person or legal entity, shall mean any corporation, trust, partnership, limited liability company, or other legal or common law entity which owns a majority of or which is majority owned by such person or which otherwise directly or indirectly controls or is controlled by such person or entity, and with respect to a natural person shall also include spouses, parents, siblings, and children.

         1.2. "Closing" shall mean the closing of the transactions contemplated in this Agreement, at the time and place set forth in Section 4.1.

         1.3. "Conversion Ratio" shall initially mean $0.0517662 per share. Immediately prior to Closing, the final Conversion Ratio will be calculated such that following the stock dividend, the Minority Shareholders will own at least 5/12ths of the common shares of SOL outstanding after the Closing, excluding the shares owned by Phoenix, and Phoenix will own at least 51% of all of the common shares of SOL outstanding after the Closing, including the shares owned by Phoenix.

         1.4. "Disclosure Memorandum" means the memorandum executed and delivered by SOL and the Management Group as soon as possible following the execution and delivery of this Agreement containing information required to be disclosed under this Agreement.

         1.5. "Encumbrance" means any mortgage, charge (whether fixed or floating), security interest, pledge, claim, right of first refusal, lien (including, without limitation any unpaid vendor's lien), option, hypothecation, title retention or conditional sale agreement, lease, option, restriction as to transfer, use or possession, easement, subordination to any right of any other person, and any other encumbrance on the absolute and unfettered use and ownership of any asset or property.

         1.6.     "Management Group" shall mean Sole, Powers, and McGuinness.

         1.7. "Material Adverse Effect" shall mean an adverse effect which materially affects the business, assets, operations, financial condition, or liabilities of a party.

         1.8. "Minority Shareholders" shall mean all of the shareholders of SOL other than Phoenix, Sole, Powers, McGuinness, and KJS.

         1.9. "Recurring Revenue" shall mean include all fees earned by SOL through its service bureau contracts, excluding one-time, up-front fees (e.g., set up fees), and flow-through reimbursables (e.g., telephone charges and travel expenses incurred by SOL employees), as shown in SOL's financial statements.

2.       TRANSACTIONS.

         2.1. Conversion of Accounts Payable. At the Closing, all accounts payable at the time of the Closing owed by SOL to KJS, Sole, Powers, or McGuinness, will be converted to equity investments in the common stock of SOL at the Conversion Ratio.

         2.2. Additional Investment by Management Group. Prior to or at the Closing, Powers' total equity investment in the common stock of SOL shall be at least $85,000. All amounts invested in SOL by Powers in addition to his original $45,000 investment shall be converted into common stock at the Conversion Ratio. Prior to the Closing, Powers will make such investments from time to time as required to fund the ongoing operation of SOL at the level required to maintain operations and provide service to customers through the Closing, but in no case shall he be required to invest more than a total of $85,000 under this Section, and in any case the balance of the required investment shall be made at Closing. Powers will notify Phoenix prior to making any such investment. If Phoenix unilaterally terminates this Agreement unreasonably and without cause, Phoenix shall fully reimburse Powers for the amount of investments in excess of the original $45,000 investment.

         2.3. Phoenix Equity Investment. At the Closing, Phoenix will make an equity investment of $700,000 in the common stock of SOL at the Conversion Ratio. Phoenix shall satisfy such investment by converting all accounts payable due from SOL to Phoenix and all loans by Phoenix to SOL (including for funding of operations under Section 3.1) at the Closing into equity at the Conversion Ratio, and by delivering to SOL a demand promissory note for the balance (the "Promissory Note"). At the Closing, this investment shall give Phoenix ownership of no less than 51% of the then outstanding shares of common stock of SOL, calculated on a fully diluted basis factoring in the stock dividend required to be made under Section 3.3 but not any conversion of outstanding preferred shares.

         2.4. Sole Stock Purchase. At the Closing, Phoenix shall purchase 1,000,000 shares owned by Sole in exchange for $80,000 in cash. Upon execution of this Agreement, Phoenix shall advance Sole $30,000 against such $80,000, less amounts to be paid by Sole due under leases as set forth in Exhibit 3.9. In the event that the Closing does not occur due to no fault of Phoenix prior to October

29, 1999, Sole shall repay such amounts to Phoenix. Sole hereby agrees to and does pledge all of his shares of SOL common stock to secure such repayment obligation, and agrees to deliver the certificate or certificates representing such shares to Phoenix to secure such obligation at the execution of this Agreement.

         2.5. Contingent Stock Purchase Rights. At the Closing, Phoenix shall grant the Minority Shareholders a right to put their shares of SOL common stock to Phoenix for purchase for aggregate consideration of $250,000 in cash. Such rights shall be granted pursuant to the Stock Rights Agreement substantially in a form to be negotiated and agreed by the parties. At the Closing, Phoenix shall severally grant Sole, McGuinness, Powers, and KJS a right to put their shares of SOL common stock to Phoenix for purchase for aggregate consideration of $350,000 worth of Phoenix common stock. Such rights shall be granted pursuant to the Stock Rights Agreement substantially in a form to be negotiated and agreed by the parties. The foregoing rights will only be exercisable in the event that SOL's Recurring Revenue exceeds $250,000 for any three consecutive calendar months ending on or before July 31, 2001. Additionally, pursuant to such agreements, the Minority Shareholders shall grant Phoenix an option to acquire their shares of SOL common stock for aggregate consideration of $250,000 in cash and each of Sole, Powers, McGuinness, and KJS shall grant Phoenix an option to acquire their shares of SOL common stock for aggregate consideration of $350,000 worth of Phoenix common stock.

         2.6. Grant By Existing SOL Shareholders to Phoenix of Right of First Refusal. At the Closing, the current SOL common shareholders shall grant Phoenix a right of first refusal with respect to their shares of SOL pursuant to the Stock Rights Agreements.

3.       OTHER AGREEMENTS.

         3.1. Funding of Operations Through Closing. From the date of this Agreement through the Closing, Phoenix shall fund SOL's operating expenses to the extent they exceed SOL's income from operations and the additional contribution of Powers set forth in Section 2.2. At the Closing, such loans shall be converted into equity under Section 2.3.

         3.2. Authorization and Reservation of Shares; Adjustment to Rights in Preferred Stock. Prior to the Closing, SOL's Board of Directors shall have adopted (contingent on the Closing) and SOL's shareholders shall have approved (contingent on the Closing) an amendment to SOL's Articles of Incorporation in a form reasonably acceptable to Phoenix (the "Charter Amendment"), which shall increase the number of common shares authorized for issuance by SOL to 150 million, and shall effectively increase the conversion rights on SOL's Series A Preferred Stock such that each share of preferred stock will be convertible into 100 shares of common stock at any time at the election of the holders of shares of such preferred stock. Such amendment shall be filed with the New York Secretary of State at the Closing. SOL shall reserve and keep available for issuance such number of its authorized but unissued shares of common stock as will be sufficient to permit the issuance of all shares contemplated to be issued pursuant to this agreement. All shares of common stock that are so issuable shall, when issued upon conversion or exercise, be duly authorized, validly issued, and fully paid and non-assessable.

         3.3. Stock Dividend to Minority Shareholders. Immediately following the Closing, SOL's Board of Directors shall authorize and complete a stock dividend to the SOL shareholders, currently estimated at 21 shares (subject to adjustment) per outstanding share of common stock. At the

Closing, a final dividend number will be calculated so that after such dividend, the Minority Shareholders will own at least 5/12ths of the common shares of SOL to be owned by shareholders other than Phoenix after the Closing, and Phoenix will own at least 51% of all of the common shares of SOL outstanding after the Closing. Phoenix, Sole, Powers, McGuinness, and KJS will and hereby do waive any and all right to receive such dividend, and shall retain their then current share ownership only. To the extent it becomes mandatory under law that such shareholders receive such dividend, they will and hereby do assign such shares to SOL without consideration.

         3.4. Employment and Non-Competition Agreements. At the Closing, McGuinness will enter into an Employment and Non-Competition Agreement in a form substantially similar to the form used for other Phoenix employees of similar responsibility and authority, which shall be mutually acceptable to Phoenix and McGuinness, and shall provide for incentive stock options to be granted in January of 2000 in an amount consistent with those granted to other Phoenix employees of similar responsibility and authority. At the Closing, Powers will enter into an Employment and Non-Competition Agreement with Phoenix in substantially the same form, and on substantially the same terms, including those relating to compensation (including incentive stock options to be granted in January of 2000), as those with Phoenix's Senior Vice Presidents. At the Closing, Sole will enter into a Non-Competition Agreement in a form to be negotiated and agreed by the parties, pursuant to which (i) Phoenix shall agree not to, or assist others to, solicit KJS' employees, contractors, or customers for a period of two years from the date of Closing, (ii) neither Sole nor its Affiliates will agree not to, or assist others to, set up a service bureau to compete with SOL or Phoenix for a period of one year from the Date of Closing,
(iii) neither Sole nor its Affiliates will agree not to, or assist others to, solicit Phoenix's or SOL's employees, contractors, or customers for a period of two years from the date of Closing, and (iv) each of Sole, KJS, Phoenix, and SOL will agree not to denigrate the other in the marketplace at any time.

         3.5. SOL Board of Directors. At the Closing, the Board of Directors of SOL shall be reconstituted at three members, two nominated by Phoenix and one nominated by Powers and McGuinness at Closing. This provision shall expire if Phoenix's ownership of SOL exceeds 75%.

         3.6. Restricted Shares. All shares and options to purchase shares issued hereunder by Phoenix or SOL shall be restricted shares and may not be sold or transferred except pursuant to a transaction which is either registered or exempt from the federal and state securities laws, which may include the exemptions for resale of restricted securities under Rule 144, subject to the holding periods prescribed by such rule and any other applicable securities laws, rules, or regulations. Each certificate issued hereunder shall have a legend substantially as follows:

         The securities represented by this certificate have not been registered under the securities act of 1933 (the "33 Act"), as amended, or any other applicable state securities laws in reliance upon exemptions from the registration requirements thereof, and cannot be sold or otherwise transferred except pursuant to (i) an effective registration statement or (ii) an opinion of legal counsel reasonably acceptable to the company that an exemption from such registration is available. These securities have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not recommended or endorsed the purchase of the securities, confirmed the accuracy of the memorandum, or determined the adequacy of the memorandum. Any representation to the contrary is a criminal offense.

         3.7. Release. Except for claims available under the terms of this Agreement or any agreement to be delivered at Closing (including breach of contract claims), claims set forth in the Disclosure Memorandum, or claims based on fraud or intentional misconduct, each of Sole, Powers, McGuinness, Phoenix, SOL, and KJS hereby agree to releases, discharge, and acquit each other forever from any and all debts, claims, demands, liabilities, assessments, actions or causes of action, whether in law or in equity, whether direct or indirect, whether presently known or unknown, absolute or contingent, arising under any law, rule, regulation, ordinance, contract, agreement, guideline or other standard of conduct of any kind and whatsoever which any of them had or has against the other or may have against the other arising out of facts and circumstances existing prior to the date of this Agreement.

         3.8. Resignations. At Closing, except as agreed with Phoenix, each of Sole, McGuinness, and Powers will resign as officers and directors of SOL.

         3.9. Leases. At the Closing, SOL shall assume in their entirety, and Phoenix shall guarantee SOL's performance under, all equipment leases which are used in part or in whole by SOL pursuant to an Assignment and Assumption Agreement in a form to be negotiated and agreed by the parties. In order to meet security standards requirements, equipment under leases assumed by SOL shall be dedicated solely for use by SOL, except that equipment which cannot be used by SOL will be subleased to KJS at no cost. SOL shall allow KJS to continue to operate on such equipment for a reasonable amount of time as required to disengage its operations from the network and migrate to an alternative environment. SOL shall provide assistance as reasonably necessary to facilitate such migration. Phoenix shall replace KJS on the office lease currently in the name of both SOL and KJS. KJS will continue under its current office space lease. Amounts currently due under the leases and the method to satisfy such amounts are set forth in Exhibit 3.9. The parties will each use their best efforts to obtain any consents to such assignments prior to the closing. If the lessors require KJS to remain liable for such leases in order to obtain such consents, Phoenix shall indemnify KJS for any out-of-pocket cost, expense, losses, claims, liabilities, or obligations incurred by KJS with respect to such leases for any equipment which is used by SOL or Phoenix and not by KJS under such leases.

         3.10. Administrative Support. KJS will use its best efforts to provide administrative support to SOL through August 31, 2000, including the services of Shannon Rigney, the receptionist. KJS will bill and SOL shall pay for administrative resources used by SOL. SOL shall be entitled to terminate the use of any resources provided by KJS at any time with 30 days prior written notice.

         3.11. Services of McGuinness. Following the Closing, SOL will provide the services of McGuinness to KJS for up to 30 man-days during the six month period following Closing at cost, calculated per day as the cost of McGuinness' annual salary and benefits divided by 250. KJS agrees to schedule the time of McGuinness in a manner that is not unreasonably disruptive to her duties at SOL.

         3.12. KJS Services. After the Closing, Phoenix shall use reasonable efforts to utilize KJS services. Phoenix does not guarantee the use of any KJS services.

         3.13. Intellectual Property Assignment. At the closing, Sole and KJS shall assign to SOL all software and other intellectual property rights in any software or other code developed by Sole or KJS for or used by SOL. Such Assignment shall be in a form to be negotiated and agreed by the parties.

         3.14. Exhibits and Disclosure Memorandum. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that the Exhibits and Disclosure Memorandum have not yet been finalized or attached to this Agreement. The Exhibits shall be shall be negotiated and the forms approved by the parties, and the Disclosure Memorandum finalized and executed by the parties, as soon as reasonably practicable following the execution of this Agreement, but in any event no later than October 13, 1999.

4.       CLOSING; DELIVERIES.

         4.1. Closing. The Closing shall be held at the offices of Nelson Mullins Riley & Scarborough, Atlanta, Georgia on October 22, 1999, or at such other place or on such other date as the parties may agree. Each of the parties agrees to use its best efforts to close by such date.

         4.2. Deliveries by SOL at Closing. At the Closing, SOL shall deliver to Phoenix the following:

                  (a) A certificate of the secretary of SOL certifying its Articles of Incorporation, Bylaws, and the resolutions of the Board of Directors and Shareholders of SOL approving the transactions set forth herein including the following

                  (b) A good standing certificate for each of SOL and KJS issued by the proper authority of New York;

                           (i)      A Board of Director's consent authorizing:

                                    -        The conversion of debt
                                             contemplated by Sections 2.1 and
                                             2.3;

                                    -        The consummation of the
                                             transactions set forth herein;

                                    -        The issuance of the shares to be
                                             issued hereunder; and

                                    -        The adjustment of the terms of the
                                             SOL series A preferred stock owned
                                             by Phoenix pursuant to Section
                                             3.2.

                           (ii)     A Shareholder's consent authorizing :

                                    -        The consummation of the
                                             transactions set forth herein; and

                                    -        The adjustment of the terms of the
                                             SOL series A preferred stock.

                  (c) A stock certificate for the proper number of shares to be issued to Phoenix under Section 2.3

                  (d) A stock certificate(s) for the proper number of shares to be issued to members of the Management Group under Sections
         2.1 and 2.2.

                  (e)      An opinion of counsel in accordance with Section
         8.5;

                  (f) A certified copy of the Charter Amendment required by Section 3.2;

                  (g) Employment and Non-Competition Agreements required by Section 3.4;

                  (h)      The Assignment and Assumption required by Section
         3.9;

                  (i)      Evidence of the option buyout required by Section
         8.9;

                  (j) The intellectual property assignment from KJS required by Section 3.13;

                  (k) A stock certificate and stock transfer power for Sole's 1,000,000 shares of SOL;

                  (l) A resignation signed by each of Sole, McGuinness, and Powers;

         4.3. Deliveries by Phoenix at Closing. At the Closing, Phoenix shall deliver to SOL the following:

                  (a)      The Promissory Note under Section 2.3;

                  (b) Subscription Agreements for the shares to be purchased hereunder, including by the conversion of debt to equity under Section 2.3;

                  (c) The Employment and Non-Competition Agreements required by Section 3.4;

                  (d)      The Assignment and Assumption Agreement required by
         Section 3.9;

                  (e) A cashier's check for $50,000, representing the balance of the amount due for Sole's shares;

                  (f)      Opinion of Phoenix's counsel.

5.       REPRESENTATIONS AND WARRANTIES OF SOL, THE MANAGEMENT GROUP, AND KJS.

SOL and each member of the Management Group hereby represents and warrants to Phoenix as follows. These representations and warranties shall survive the Closing and shall expire on June 30, 2001.

         5.1. Organization and Standing; Charter and Bylaws. SOL is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of New York and is in good standing under such laws. SOL is qualified to do business as a foreign corporation in every jurisdiction in which the failure to so qualify would have a Material Adverse Effect. SOL has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. The Disclosure Memorandum contains true and accurate copies of the Articles of Incorporation and Bylaws of SOL as presently in effect.

         5.2. Officers and Directors. The current officers and directors of SOL are listed in the Disclosure Memorandum.

         5.3. Corporate Power. SOL has all requisite legal and corporate power and authority to enter into this Agreement and, when the required amendment to its articles of incorporation has been adopted and filed, to sell and issue the shares of its common stock to be issued hereunder, and to carry out and perform its other obligations under the terms of this Agreement.

         5.4. Subsidiaries and Affiliates. SOL does not own or control, directly or indirectly, any interest or investment in any corporation, partnership, association, or other form of business entity.

         5.5. Capitalization. The authorized capital stock of SOL consists of 10 million shares of common stock, of which 3.3 million are issued and outstanding, and 750 thousand shares of preferred stock, all of which are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable, are owned beneficially and of record by the shareholders and in the amounts set forth in the Disclosure Memorandum, and have been offered, issued, sold, and delivered by SOL in compliance with all federal and state securities laws, rules, and regulations. Except as shown on the Disclosure Memorandum, there are no outstanding rights, options, warrants, conversion rights, or agreements for the purchase or acquisition from SOL of any shares of its capital stock other than the rights created by this Agreement. Except as expressly contemplated by this Agreement and set forth in the Disclosure Memorandum, there are not, and immediately upon consummation of the transactions contemplated hereby at Closing, there will be, preemptive or similar rights to purchase or otherwise acquire shares of capital stock of SOL pursuant to any provision of law, the Articles of Incorporation of SOL, the Bylaws of SOL, or any agreement to which SOL is a party that has not been effectively waived. Except as set forth in the Disclosure Memorandum there is not, and immediately upon the consummation of the transactions contemplated hereby at the Closing, there will not be any, agreement, restriction, or Encumbrance (such as a right of first refusal, right of first offer, proxy, voting trust, or voting agreement) with respect to the sale or voting of any shares of capital stock of SOL, whether outstanding or issuable upon conversion or exercise of outstanding securities.

         5.6. Authorization. All corporate action on the part of SOL and its directors, officers and shareholders necessary (i) for the authorization, execution, delivery and performance of all its obligations under this Agreement and any document contemplated hereby and (ii) for the authorization, issuance and delivery by SOL of the shares to be issued hereunder, has been (or will be) taken prior to the Closing. This Agreement constitutes the valid and binding obligations of SOL and the Management Group and is or will be enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         5.7. Validity of Stock. When issued, sold and delivered in compliance with the provisions of this Agreement, all shares to be issued hereunder will be duly authorized, validly issued, fully paid, and nonassessable, will be free of any liens or encumbrances, and will not be subject to any preemptive rights, rights of first refusal or redemption rights created by or through SOL, other than as provided herein and in the Articles of Incorporation of SOL.

         5.8. Disclosure. No representation or warranty by SOL or the Management Group in this Agreement or in any written statement or certificate furnished to Phoenix in connection with the transactions contemplated by this Agreement contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements made not misleading in light of the circumstances under which they were made. SOL and the Management Group have responded to all due diligence inquiries by Phoenix truthfully and accurately and are not aware of any material fact or circumstance which has not been disclosed to Phoenix and which they know does or which they currently know will have a substantial Material Adverse Effect on the business, operations, assets, or liabilities of SOL.

         5.9. Financial Statements. SOL has furnished Phoenix with (a) audited balance sheets of SOL as of June 30, 1998, together with statements of income and cash flows for the period then ended,

(b) unaudited balance sheets of SOL as of December 31, 1998 and December 31, 1999, together with statements of income and cash flow for the twelve-month periods then ended, and (c) an unaudited balance sheet as of June 30, 1999, together with statements of income and cash flow for the six-month period then ended (collectively the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and fairly present the financial position of SOL and the results of its operations as of the dates and for the periods indicated. Copies of the Financial Statements are set forth in the Disclosure Memorandum.

         5.10. Changes. Except as disclosed in the Disclosure Memorandum and for the transactions contemplated by this Agreement, since June 30, 1999 there has not been:

                  (a) any occurrence outside of the ordinary course of business which has or would have a Material Adverse Effect on SOL;

                  (b) any material change (individually or in the aggregate), except in the ordinary course of business, in the contingent obligations of SOL by way of guaranty, endorsement, indemnity, warranty, or otherwise;

                  (c) any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of SOL;

                  (d) any loans made by SOL to its employees, officers, or directors or members of their immediate families other than travel advances and other similar business purpose loans made in the ordinary course of business;

                  (e) any material transaction by or involving SOL which was not in the ordinary course of business;

                  (f) any change or amendment to any material contract by which SOL or any of its material assets are bound or subject;

                  (g) any mortgage, pledge, sale, assignment or transfer of any material tangible or intangible assets of SOL, except, with respect to tangible assets, in the ordinary course of business consistent with past practices;

                  (h) any increases in the compensation of any of SOL's officers or directors other than in the ordinary course of business;

                  (i) any declaration or payment of any dividend or other distribution of the assets of SOL;

                  (j) any issuance or sale by SOL of any shares of common stock or other securities;

                  (k) any resignation or termination of employment of any officer or key employee of SOL and SOL does not know of any impending resignation or termination of employment of any officer or key employee;

                  (l) any agreement or commitment by SOL to do any of the things described in this Section;

                  (m) any material negative change in the relationship with any of SOL's customers.

         5.11.    Assets.
                  (a) Description. The Disclosure Memorandum sets forth a list of all of the assets of SOL (whether owned or leased), including all personal property and leasehold improvements, including a general description of such assets (if necessary) and their location.

                  (b) Title. Except as set forth in the Disclosure Memorandum, SOL has good, valid and marketable title to all of the assets listed in the Disclosure Memorandum, free and clear of any and all liens or Encumbrances.

                  (c) Possession. Except as set forth in the Disclosure Memorandum, all of the assets listed in the Disclosure Memorandum are on SOL's premises, in their possession and control and no one else has any right, title or interest in any property or asset now used or proposed to be used by SOL in SOL's Business.

                  (d) Necessary. The assets of SOL reflected on the Disclosure Memorandum are all the assets necessary to conduct SOL's business after the Closing in the same manner as it has been conducted, and all such assets are in the possession of SOL.

         5.12. Debts. The Disclosure Memorandum contains a list of all of the currently outstanding debts of SOL, including but not limited to, loans, guarantees, extensions of credit, conditional sales, or security arrangements. All instruments evidencing indebtedness are included in the Disclosure Memorandum.

         5.13. Material Liabilities. Except as disclosed in Exhibit 5.13, SOL has no debts, liabilities, accounts payable or obligations whatsoever, absolute or contingent.

         5.14. Contracts and Commitments. Other than this Agreement or as set forth in the Disclosure Memorandum attached hereto, SOL has no contracts, agreements or instruments to which it is a party and that involve either (i) a commitment by, or revenue to, SOL in excess of $5,000 annually or (ii) provisions restricting or affecting the development, manufacture or distribution of SOL's products or services. To SOL's knowledge, all material contracts, agreements, or instruments to which SOL is a party are set forth in the Disclosure Memorandum and are valid and binding upon SOL and the other parties, and are in full force and effect and enforceable in accordance with their terms, and neither SOL nor any other party has breached any provision of, or is in default under, the terms thereof, and there are no existing facts or circumstances that would prevent the work in process of SOL or its contracts and agreements from maturing in due course into fully collectible accounts receivable. SOL has complied with all applicable statutes, ordinances, rules, regulations and orders relating to seeking, bidding, obtaining, performing under or otherwise complying with, contracts with governmental and quasi-governmental authorities, agencies or other entities, except for such noncompliance that would not have a Material Adverse Effect.

         5.15. Protection of Intellectual Property Generally. The Disclosure Memorandum sets forth a complete list and summary description of all registered and unregistered trademarks, trade or company names, service marks, service names, brand names and registrations, and applications for registrations; all registered copyrights; and all patents and all patent applications, if any - in each case used or intended to be used in the business of SOL, together with a complete list of all licenses granted by or to SOL with respect to any of the above. SOL validly owns or is validly licensed to use all material inventions, processes, know-how, formulas, patterns, designs, and trade secrets that are used in the conduct of its business as now conducted. In addition, SOL has been assigned and owns or has obtained licenses for any such intellectual property that was developed by any employee, contractor or any other individual and that is material to SOL's business. All such rights and all rights listed in the Disclosure Memorandum are valid and enforceable and are free from any security interest, lien or encumbrance or any default on the part of SOL, and are not now involved in any pending or, to the knowledge of SOL, threatened interference proceeding. No option, license, sublicense or other agreement has been granted in respect of any patent, trademark, brand name, trade secret, copyright or pending application, except as noted in the Disclosure Memorandum. The operations of SOL and its use of the technology presently used by it do not infringe on any patent, trademark, service mark, trade or company name or application therefor, trade secret or any other related technological right of any other person. None of the rights of SOL described in this Section will be impaired in any way by the transactions provided for herein; and all of such rights will be fully enforceable by SOL after the Closing without the consent or agreement of any other party. SOL does not believe it is or will be necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by SOL. To the extent such software is material to operations of SOL or cannot be replaced at a reasonable cost, any software developed or owned by SOL (except for off-the-shelf shrinkwrapped software that is or was commercially available), or used in the conduct of the business of SOL as presently conducted and as currently proposed to be conducted, to SOL's knowledge, will (i) accurately process date related information before, during and after January 1, 2000, including accepting the date input, providing the date output, and performing calculations on dates or portions of dates; (ii) function without interruption before, during and after January 1, 2000 without any change in operation; (iii) respond to two digit date input in a way that resolves any ambiguity as to century in a defined manner; and (iv) store and provide output date information in ways that are unambiguous as to century.

         5.16. Compliance with Other Instruments. SOL is not in violation of any term of its Articles of Incorporation or Bylaws or of any provision of any mortgage, indenture, contract, agreement or instrument to which it is a party or by which it or its material assets are bound; or any judgment, decree or order binding upon SOL, which violation would have a Material Adverse Effect. Neither the execution, delivery, and performance under, and compliance with this Agreement, nor the issuance of the shares to be issued hereunder, will result in any such violation or be in conflict with or constitute a material default under any of the terms or provisions described in the first sentence of this section, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the material properties or assets of SOL pursuant to any such term or provision. To the knowledge of SOL, no employee of SOL is in violation of any term of any employment contract, patent or trade secret disclosure agreement or any other contract or agreement relating to the right of any such employee to be employed by SOL because of the nature of the business conducted or to be conducted by SOL.

         5.17. Litigation and Other Proceedings. Except as set forth in the Disclosure Memorandum, there are no actions, proceedings or investigations pending against SOL (other than actions, proceedings or investigations of which SOL has not received notice) or its properties (or, to the knowledge of SOL, any basis therefor or threat thereof). The foregoing includes, without limiting its generality, actions pending or, to the knowledge of SOL, threatened involving the prior employment of any of SOL's employees or their use in connection with SOL's business of any information or techniques allegedly proprietary to any of their former employers.

         5.18. Employees. SOL's employees and their current annualized compensation including all bonuses and incentive payments expected to be paid in 1999 are listed in the Disclosure Memorandum. Except as contemplated by this Agreement or included in the Disclosure Memorandum, SOL has no employment contracts with any of its employees not expressly terminable at will and no collective bargaining agreements covering any of its employees. Further, SOL has no policies, procedures or handbooks providing for other than at-will employment. SOL is not aware of any proposed, threatened or actual union organization activity affecting SOL's current or prospective operations. All of SOL's employees are subject to written agreements concerning confidentiality and assignment of work product.

         5.19. Registration Rights. SOL is not under any obligation to any third party to register any of its presently outstanding securities or any of its securities that may hereafter be issued pursuant to this or any other existing agreement.

         5.20. Governmental Consents. Except for the filing of the amendment as contemplated by Section 3.2, no consent, approval or authorization of, or registration, declaration, designation, qualification or filing with, any governmental authority on the part of SOL is required in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the shares by SOL to be issued hereunder, or the consummation of any other transaction contemplated hereby other than as provided by applicable securities laws.

         5.21. Customers and Suppliers. All customers and suppliers to SOL are listed in the Disclosure Memorandum. Except as disclosed in the Disclosure Memorandum attached hereto, SOL has no knowledge that any customer or supplier has taken, or contemplates taking, any steps that could disrupt the business relationship of SOL with such customer or supplier, or could result in a diminution in the value of SOL in a manner that, in either event, would have a Material Adverse Effect on SOL.

         5.22.    Licenses and Permits; Compliance with Law; Environmental
Laws.

                  (a) SOL holds all material licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and the use of its assets. SOL has conducted, and is presently conducting, its business so as to comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders of any governmental authority. SOL is not presently charged with or, to the knowledge of SOL, under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule, or regulation. SOL is not presently the subject of any pending or threatened adverse proceeding by any regulatory authority having jurisdiction over its business, properties, or operations. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the termination of any such license, certificate, permit, franchise, or right held by SOL.

                  (b) SOL is in substantial compliance with all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety or emissions, discharges, releases, threatened releases, removal, remediation or abatement of pollutants, contaminants, chemicals or industrial, hazardous or toxic substances or wastes into or in the environment (including, without limitation, air, surface water, ground water or land) or otherwise used in connection with the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances or wastes, as defined under such applicable laws ("Environmental Laws"). SOL has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business. SOL is in material compliance with all terms and conditions of any such permit, license, or approval.

                  (c) There is no substance designated a "hazardous substance" by any Environmental Law, including asbestos, petroleum, urea formaldehyde insulation and petroleum by-products ("Hazardous Substance") known by SOL to be present at any of the real property currently owned or leased by SOL; and with respect to such real property, to the knowledge of SOL, there has not occurred any release or any threatened release of a Hazardous Substance or any discharge or threatened discharge of any Hazardous Substance into the ground, surface or navigable waters, which discharge or threatened discharge violates any federal, state, local or foreign laws, rules or regulations concerning water pollution.

                  (d) SOL has not disposed of, transported or arranged for the transportation or disposal of any Hazardous Substance where, to SOL's knowledge, such disposal, transportation or arrangement would give rise to liability pursuant to any Environmental Law.

         5.23. Tax Matters. SOL has accurately prepared and timely filed all income and other tax returns that are required to be filed, and has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to said returns or pursuant to any assessment that has or may be received from any taxing authority for the period through June 30, 1999. There are no outstanding agreements by SOL for the extension of time for the assessment of any tax. The United States income tax returns of SOL (if any) have not been audited by the Internal Revenue Service. No deficiency assessment or proposed adjustment of SOL's United States income tax or state or municipal taxes (if any) is pending, and SOL has no knowledge of any proposed liability for any tax to be imposed upon SOL's properties or assets for which there is not an adequate reserve reflected in the June 30, 1999 financial statements.

         5.24. Leases. The Disclosure Memorandum contains a complete and accurate list of all leases (including any capital leases) and lease-purchase arrangements pursuant to which SOL leases real or personal property from others. Except as set forth in the Disclosure Memorandum, SOL's possession of such property has not been disturbed, nor has any claim been asserted against SOL adverse to its rights in such leasehold interests.

         5.25. Indebtedness to Directors and Officers; Interested Party Transactions. Except as disclosed on the Disclosure Memorandum, SOL is not indebted to any of its directors or officers or party to any contract with any affiliate of its directors or officers, and no director or officer has a claim of any nature against SOL except for compensation due for current pay periods. All such claims are valid, in accordance with GAAP, and have supporting documentation. To SOL's knowledge, no officer, director or significant shareholder of the Company or any affiliated or associated person or entity of any such person or any entity SOL has or has had, either directly or indirectly, (a) a material interest in any person or entity that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any material contract or agreement to which the Company is a party or by which it may be bound. Except as set forth on the Disclosure Memorandum, there are no existing material arrangements or proposed material transactions between the Company and any officer, director or shareholder or any affiliate or associate of any such person

         5.26. Employment; No Conflicting Agreements. To SOL's knowledge, none of its officers, directors, and key employees of SOL are obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with his or her obligation to use his or her best efforts to promote the interests of SOL, or that would conflict with the business of SOL as presently, or proposed to be, conducted.

         5.27.    Employee Benefit Plans and Arrangements.

                  (a) List of Plans and Obligations. The Disclosure Memorandum sets forth a complete and accurate list and description of all plans, arrangements, agreements, commitments, promises and other obligations of SOL, including but not limited to pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, sick leave without compensation, bonus and other incentive plans, every medical, vision, dental and other health plan, every life insurance plan and every other written or unwritten employee program, arrangement, agreement or understanding, commitment or method of contribution or compensation, whether formal or informal, whether funded or unfunded, and other obligations under which SOL has been, or will be obligated to provide benefits to any current or former Employee, retiree, director, independent contractor, shareholder, officer, consultant or other beneficiary, or dependent, spouse or other family member or beneficiary of such Employee, retiree, director, independent contractor, shareholder, officer, consultant or other beneficiary, of SOL whether during their employment with SOL or after the termination of such employment (the "Plans" and the "Beneficiaries", respectively).

                  (b) Compliance. To the knowledge of SOL, all of the Plans have been maintained, funded and administered in compliance, in all respects, with all laws, rules, and regulations including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended and all regulations and rulings related thereto. There are no penalties, interest or taxes related to the Plans due to any federal or state authority.

                  (c) No Liabilities or Obligations. Except as reflected on the June 30, 1999 financial statements, or as otherwise set forth on the Disclosure Memorandum, SOL has no liabilities or obligations to any Beneficiaries, governmental authorities or any other parties arising out of or relating to the Plans.

                  (d) No Payments. Except as set forth in the Disclosure Memorandum, the consummation of the transactions contemplated by this Agreement will not (i) entitle any employee of SOL to any severance pay, unemployment compensation or any other payment contingent upon a change in control or ownership of SOL or its assets or (ii) accelerate the time of payment or vesting or increase the amount of any compensation or benefit due to any employee.

                  (e) No Multi-Employer Plans. None of the Plans are a multi-employer plan, as defined in Section 3(37) of ERISA.

         5.28. Minute Books. The minute books of SOL provided to Phoenix contain a complete summary of all meetings of directors and shareholders since the time of its organization and reflect all transactions referred to in such minutes accurately in all material respects.

         5.29. Brokers. Neither SOL nor any of the officers, directors, employees or significant shareholders of SOL has employed any broker or finder in connection with the transactions contemplated by this Agreement.

KJS and Sole hereby represents and warrants to Phoenix as follows. These representations and warranties shall survive the Closing and shall expire on June 30, 2001.

         5.30. Organization and Standing; Charter and Bylaws. KJS is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of New York and in good standing under such laws. KJS has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted. The Disclosure Memorandum contains true and accurate copies of the Articles of Incorporation of KJS as presently in effect.

         5.31. Officers and Directors. The current officers, directors, and shareholders of KJS are listed in the Disclosure Memorandum.

         5.32. Corporate Power. KJS has all requisite legal and corporate power and authority to enter into this Agreement.

6.       CONDUCT OF BUSINESS PRIOR TO CLOSING

Pending the Closing, SOL will operate and conduct its business in accordance with reasonable practices and will not, except as required or approved by Phoenix, make or institute any material changes in methods of purchase, sale, management, distribution, marketing, accounting or operation. SOL shall work closely with Phoenix and shall present a revised business plan, including operational budget for Phoenix's approval, which will not be unreasonably delayed or withheld. Pursuant thereto and not in limitation of the foregoing:

         6.1. Maintenance of Assets, Permits, Business. SOL shall maintain its assets in their present state of repair (ordinary wear and tear excepted), shall use its best efforts to keep available the services of its employees, continue in all contractual obligations in accordance with its respective terms and preserve the goodwill, if any, of its business and relationships with the customers, licensors, suppliers, distributors and brokers with whom it has business relations. SOL shall maintain all permits and shall obtain any permit or license required to conduct any of SOL's business prior to the Closing.

         6.2. Notice of Disputes. SOL shall promptly advise Phoenix of the details of any disputes, claims, actions, suits, or proceedings pertaining to or otherwise adversely affecting SOL's business, affairs, assets, or contracts.

         6.3. No Action Without Consent. SOL shall not take any of the following actions after the date of this Agreement except with the prior written consent of Phoenix:

                  (a) sell, assign, transfer or otherwise dispose of any material assets;

                  (b) materially affect the carrying value of any existing liability or enter into any arrangement to assume liabilities (except as required in the ordinary course of business);

                  (c) purchase or commit to purchase any capital asset for a price exceeding $1,000;

                  (d) enter into any leasing arrangement for any real property or any personal property;

                  (e) enter into or modify any contractual arrangement with directors, officers, or managers or any material contract with employees or consultants;

                  (f) increase or announce any increase of salaries, wages or benefits for directors, officers, managers or employees (except as required in the ordinary course of business; such as anniversary date salary or wage increases consistent with reasonable past practice), or hire, commit to hire or terminate any employee;

                  (g)      amend its Articles of Incorporation or Bylaws;

                  (h) incur, assume or guarantee any material obligation or liability for borrowed money, or exchange, refund or renew any outstanding indebtedness in such a manner as to reduce the principal amount of such indebtedness and increase the interest rate or balance outstanding;

                  (i)      cancel any material debts owed to it;

                  (j) amend or terminate any material agreement, including any employee benefit plan (except as otherwise contemplated by this Agreement) or any insurance policy, in force on the date hereof;

                  (k) solicit or entertain any offer for, sell or agree to sell, or participate in any business combination with respect to any of its shares;

                  (l) make any changes in accounting methods, principles or practices;

                  (m) do any act, omit to do any act or permit any act within its control which will cause a material breach or untruth of any warranty or obligation contained in this Agreement or any obligations contained in any contract;

                  (n) issue substitute share certificates to replace certificates which have been lost, misplaced, destroyed, stolen or are otherwise irretrievable, unless an adequate bond or indemnity agreement approved by Phoenix has been duly executed and delivered to SOL; or

                  (o) enter into any material contract or commitment which, if it had been entered into prior to execution of this Agreement, would have been required to be disclosed in the Disclosure Memorandum.

         6.4. Additional Covenants. Provided that funding is provided by Phoenix as required under Section 3.1, SOL shall:

                  (a) promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of SOL or any subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings, and if SOL shall have set aside on its books adequate reserves with respect thereto; and provided, further, that SOL shall pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor;

                  (b) promptly pay, or cause to be paid, when due, in conformance with customary trade terms, all other indebtedness incident to the operations of SOL and its subsidiaries, if any;

                  (c) keep its material properties and those of its subsidiaries, if any, in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto;

                  (d) comply, and cause its subsidiaries, if any, to comply, in all material respects, at all times with the provisions of all leases to which any of SOL and its subsidiaries is a party or under which any of them occupies real property;

                  (e) keep its material assets and those of its subsidiaries that are of an insurable character insured by reputable insurers against loss or damage by fire and explosion in amounts customary for companies in similar businesses similarly situated; and maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated;

                  (f) keep true records and books of account in which full, true and correct entries will be made in all material respects of all material dealings or transactions in relation to its business and affairs;

                  (g) duly observe and conform to, and cause its subsidiaries, if any, to so observe and conform to, in all material respects, all valid requirements of governmental authorities relating to the conduct of their businesses or to their property or assets;

                  (h) maintain in full force and effect its corporate existence, rights and franchises and use its commercially reasonable efforts to maintain in full force and effect all licenses and other rights to use patents, processes, licenses, trademarks, service marks, trade names or copyrights owned or possessed by it or any subsidiary and necessary to the conduct of its business;

7.       PURCHASER'S REPRESENTATIONS.

         7.1. Organization and Standing; Charter and Bylaws. Phoenix is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Florida and in good standing under such laws.

         7.2. Corporate Power. Phoenix shall use its best efforts to obtain all requisite legal and corporate power and authority to carry out and perform its obligations under the terms of this Agreement and all agreements to be delivered at the Closing, including issuing the shares and options to be issued hereunder.

         7.3. Authorization. All corporate action on the part of Phoenix and its directors, officers and shareholders necessary for the authorization, execution, delivery and performance of all its obligations under this Agreement and any document contemplated hereby has been (or will be) taken prior to the Closing. This Agreement and each agreement contemplated hereunder constitutes the valid and binding obligations of Phoenix and is or will be enforceable against Phoenix in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally, and except that the availability of the remedy of specific performance or other equitable relief is subject to the discretion of the court before which any proceeding may be brought.

         7.4. Compliance with Other Instruments. Phoenix is not in violation of any term of its Articles of Incorporation or Bylaws or of any provision of any mortgage, indenture, contract, agreement or instrument to which it is a party or by which it or its material assets are bound; or any judgment, decree or order binding upon Phoenix, which violation would prevent or delay Phoenix from performing under the terms of this Agreement. Neither the execution, delivery, and performance under, nor compliance with this Agreement, will result in any such violation or be in conflict with or constitute a material default under any of the terms or provisions described in the first sentence of this section.

         7.5. Governmental Consents. No consent, approval or authorization of, or registration, declaration, designation, qualification or filing with, any governmental authority on the part of Phoenix is required in connection with the valid execution and delivery of this Agreement, or the consummation of any transaction contemplated hereby other than as provided by applicable securities laws.

8.       CONDITIONS TO CLOSING BY PHOENIX.

The obligation of Phoenix to complete the transaction contemplated herein at the Closing is subject to the fulfillment to its reasonable satisfaction on or prior to the Closing Date of the following conditions:

         8.1. Representations and Warranties Correct. The representations and warranties made by SOL herein shall be true and correct in all material respects when made and shall be true and correct in all material respects at the time of Closing with the same force and effect as if they had been made at the Closing.

         8.2. Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by SOL, KJS, or the Management Group on or prior to the Closing Date shall have been performed or complied with in all material respects. All documents required by Section
4.2 shall have been executed and delivered by the proper parties.

         8.3. Filing of Charter Amendment. The amendments to SOL's articles of incorporation shall have been properly filed with and accepted by the State of New York Department of State prior to the Closing.

         8.4. Compliance Certificate. Phoenix shall have received a certificate executed by the President of SOL, dated the Closing Date, certifying that the conditions specified in Sections 8.1 through 8.3 hereof have been fulfilled.

         8.5. Opinion of SOL's Counsel and Opinion of KJS' counsel. Phoenix shall have received from counsel to SOL, in form and substance reasonably satisfactory to Phoenix and their counsel, a favorable opinion addressed to Phoenix, dated as of the Closing, as to the matters which are usual and customary for such transactions. Phoenix shall have received from counsel to KJS, in form and substance reasonably satisfactory to Phoenix and their counsel, a favorable opinion addressed to Phoenix, dated as of the Closing, as to the matters which are usual and customary for such transactions.

         8.6. Shareholder Approval. SOL's Board of Directors and a majority of its shareholders shall have approved the amendments to SOL's Articles of Incorporation required by Section 3.2, and the each of the Minority Shareholders shall have executed a Stock Rights Agreement.

         8.7. OSI Release. SOL shall have used good faith and diligent efforts to obtain a fully executed release and settlement agreement from OSI relating to the dispute regarding Harry Epstein's non-compete agreement.

         8.8. Option Buy-Out. SOL shall have purchased and cancelled any and all outstanding options to purchase SOL shares, including the option granted to Steve Moore.

         8.9. Corporate Approval. Phoenix shall have received the approval of its Board of Directors to perform its obligations hereunder, including the authority to issue the shares to be issued hereunder and pursuant to the Rights Agreement.

9.       CONDITIONS TO CLOSING BY SOL.

         The obligation of SOL to complete the transactions contemplated herein at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions:

         9.1. Representations. The representations made by Phoenix herein shall be true and correct when made and shall be true and correct at the time of Closing with the same force and effect as if they had been made on and as of the Closing.

         9.2. Performance. All covenants, agreements and conditions contained in this Agreement to be performed by or complied with by Phoenix on or prior to the Closing shall have been performed or complied with in all respects. All documents required by Section 4.3 shall have been executed and delivered by Phoenix.

         9.3. Compliance Certificate. SOL shall have received a certificate executed by the President of Phoenix, dated the Closing Date, certifying that the conditions specified in Sections 9.1 and 9.2 hereof have been fulfilled.

         9.4. Opinion of Phoenix's Counsel. SOL, Sole, and KJS shall have received from counsel to Phoenix, in form and substance reasonably satisfactory to SOL and their counsel, a favorable opinion addressed to Phoenix, dated as of the Closing, as to matters which are usual and customary for such transactions.

         9.5. Corporate Authority. Phoenix shall have received all required corporate authorizations necessary or required to perform its obligations hereunder and under all of the agreements to be delivered at Closing.

10.      INDEMNIFICATION

         10.1. By the Management Group and Minority Shareholders. The Management Group and SOL shall indemnify, reimburse and hold harmless Phoenix, its affiliates and any successor or assigns (the "Indemnified Persons") for any and all claims, losses, liabilities (actual or contingent), damages, costs (including court costs), and expenses (including all attorneys' and accountants' fees and expenses) (hereinafter "Loss" or "Losses"), as a result of or in connection with any breach, inaccuracy, or untruth of any representation or warranty by the Management Group or SOL made in this Agreement, whether such breach, inaccuracy, or untruth exists or is made on the date of this Agreement or as of the Closing, or as a result of or in connection with claims made by OSI with regard to the employment of Harry Epstein. KJS shall indemnify, reimburse, and hold harmless the Indemnified Persons for any and all Losses as a result of or in connection with any breach of or noncompliance by KJS or the Management Group of any covenant or agreement of KJS contained in this Agreement. Notwithstanding the foregoing, no claim for indemnification may be made by Phoenix unless and until the cumulative total of all Losses exceeds $10,000. Once Losses exceed such amount, Phoenix may recover all Losses. The foregoing limitation shall not apply to any Loss either intentionally caused by SOL or which SOL had prior knowledge, including any claim by OSI in relation to Harry Epstein. Losses shall be satisfied as follows: (i) KJS and members of the Management Group shall transfer their SOL shares to Phoenix to satisfy Losses; (ii) if the SOL shares owned by the Management Group and KJS are insufficient to satisfy all Losses, the Minority Shareholders shall transfer their SOL shares to Phoenix to satisfy Losses; and
(iii) if the SOL shares owned by the Minority Shareholders are insufficient to satisfy all Losses, then the members of the Management Group shall each be responsible for the balance, to the extent that they actually knew of the fact or circumstance giving rise to the Loss. For purposes of satisfying Losses, SOL shares shall have a value equal to $600,000 divided by the total number of SOL shares held by the Management Group and the Minority Shareholders immediately following the dividend contemplated by Section 3.3.

         10.2. Notification. Each party undertakes to notify the others without delay of the occurrence of any event which constitutes, or may with the passage of time constitute, an event entitling any person to indemnification under Section 10.1 or Section 10.6.

         10.3. Notice of Claim. To seek indemnification hereunder, an Indemnified Person shall notify SOL of any claim for indemnification, specifying in reasonable detail the nature of the Loss and the amount or an estimate of the amount thereof.

         10.4. No Prejudice. Nothing herein shall prevent an Indemnified Person from making a claim for a Loss hereunder notwithstanding its knowledge of the Loss or possibility of the Loss on, prior to, or after the Closing Date.

         10.5. Other Rights. The indemnities granted hereunder are in addition to, and not in substitution for, any other right or remedy an Indemnified Person may now have or may subsequently take or hold, and may be enforced without first recourse to such other right or remedy and without taking any steps or proceedings in connection therewith, and notwithstanding any rule of law or equity or statutory provision to the contrary.

         10.6. By Phoenix. Phoenix shall indemnify, reimburse and hold harmless Sole, Powers, McGuinness, and KJS, and their respective affiliates and successor or assigns for any and all claims, losses, liabilities (actual or contingent), damages, costs (including court costs), and expenses (including all attorneys' and accountants' fees and expenses) as a result of or in connection with any breach, inaccuracy, or untruth of any representation or warranty by Phoenix made in this Agreement, whether such breach, inaccuracy, or untruth exists or is made on the date of this Agreement or as of the Closing

11.      MISCELLANEOUS.

         11.1. Expenses. Each of SOL, Sole, McGuinness, Powers, and KJS shall bear its own expenses and legal fees (and expenses and disbursements of its legal counsel) incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

         11.2. No Waiver. No failure of either party to exercise any of its rights under any provision of this Agreement or waiver of any breach of the terms of this Agreement by the other party shall be construed as waiver of such rights or of any other breach of the same or any other provision hereof.

         11.3. Notices. All notices, requests and other communications required or permitted to be given or delivered hereunder to either party should be in writing, and shall be personally delivered, or sent by certified or registered mail, postage prepaid and addressed, or by overnight courier such as Federal Express to such party at the address shown on the first page of this Agreement, or at such other address as shall have been furnished by notice given in compliance with this section. All notices, requests, and other communications shall be deemed to have been given upon delivery as evidenced by the return receipt or delivery records of the courier.

         11.4. Entire Agreement. The parties agree that this Agreement, and all exhibits and attachments hereto contain the entire agreement between the parties concerning the subject matter hereof.

         11.5. Amendment, Waiver. This Agreement may not be amended or altered and no rights shall be deemed waived unless such amendment or waiver is set forth in writing and executed by all parties hereto.

         11.6. Assignment. This Agreement may not be assigned by either party without the express written consent of the other party, provided that either party may assign all of its rights and obligations hereunder to any successor in interest to all or substantially all of its business or assets without such consent. This Agreement shall be binding upon and shall inure to the benefit of each party's permitted successors and assigns.

         11.7. Severability. If any provision of this Agreement should be held to be invalid, illegal, or unenforceable, then such provision shall be construed in such a way as to make such provision enforceable, or this Agreement shall be construed as if such provision had never been contained herein, and such invalidity, illegality, or unenforceability shall not affect any other provision hereof.

         11.8. Headings. The headings contained in this Agreement are for convenience only and shall be ignored when interpreting this Agreement and shall not be construed to alter or change any provision hereof.

         11.9. Choice of Law. This Agreement shall be governed by the laws of the State of Florida without regard to its choice of law rules.

         11.10. Force Majeure. Neither party shall be in default by reason of any failure in the performance of this Agreement (other than a failure to make payment when due or to comply with restrictions upon the use of any confidential information or trade secrets) if such failure arises out of any act, event, or circumstance beyond the reasonable control of such party, whether or not otherwise foreseeable. The party so affected will resume performance as soon as reasonably possible.

         11.11. Enforcement. If either party brings an action under this Agreement (including an appeal), the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

         11.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which when taken together shall constitute one complete instrument.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

Phoenix International Ltd., Inc.                     Servers On-Line, Inc.

By:  /s/ Bahram Yusefzadeh                           By:   /s/ Kenneth J. Sole
   -----------------------------------------            --------------------------------------------------
         Bahram Yusefzadeh                                     Kenneth J. Sole
         Chairman and Chief Executive Officer                  Chief Executive Officer

Management Group:                                     Kenneth J. Sole & Associates, Inc.
     /s/ Kenneth J. Sole                              By:  /s/ Kenneth J. Sole
   -----------------------------------------              -------------------------------------------------
         Kenneth J. Sole                                       Kenneth J. Sole
                                                               President



    /s/ Richard T. Powers
   ------------------------------------------
        Richard T. Powers


     /s/ Lisa C. McGuinness
   -------------------------------------------
         Lisa C. McGuinness